Exhibit 2.01


                          SECURITIES PURCHASE AGREEMENT

      This Securities Purchase Agreement (this "Agreement") is dated as of March 30, 2004, among BluePhoenix Solutions Ltd., an Israeli company (the "Company"), and the purchasers identified on the signature pages hereto (each, including its successors and permitted assigns, a "Purchaser" and collectively the "Purchasers").

      WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

      NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agrees as follows:


                                    ARTICLE I
                                   DEFINITIONS

      1.1 Definitions. In addition to the terms defined elsewhere in this
Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Debentures (as defined herein), and (b) the following terms have the meanings indicated in this Section 1.1:

            "Action" shall have the meaning ascribed to such term in Section 3.1(j).

            "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

            "Capital Shares" means the Ordinary Shares and any shares of any other class of securities whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

            "Capital Shares Equivalents" means any securities, rights or obligations that are convertible into or exchangeable for or give any right to subscribe for or purchase, directly or indirectly, any Capital Shares.

            "Closing" means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

            "Closing Date" means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions

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      precedent to (i) each Purchaser's obligations to pay the Subscription
      Amount have been satisfied or waived (ii) and the Company's obligations to deliver the Securities have been satisfied or waived.

            "Commission" means the Securities and Exchange Commission.
             ----------

            "Company Counsel" means Kramer Levin Naftalis & Frankel LLP, with offices at 919 Third Avenue, New York, New York 10022, legal counsel to the Company.

            "Debentures" means, the 2% Convertible Debentures due thirty-two months from their date of issuance, issued by the Company to the Purchasers hereunder, in the form of Exhibit A.

            "Disclosure Schedules" shall have the meaning ascribed to such term in Section 3.1 hereof.

            "Effective Date" means the date that the initial Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the Commission.

            "Exempt Issuances" the issuance or sale of (a) Ordinary Shares or options to purchase Ordinary Shares to employees, officers, directors or consultants (but if to consultants, only up to 100,000 shares, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Ordinary Shares that occur after the date of this Agreement, in the aggregate among all consultants during any 12 month period) of the Company or the Subsidiaries pursuant to any stock or option plan duly adopted by the Board of Directors of the Company, (b) securities upon the exercise of or conversion of any securities issued hereunder, convertible securities, options or warrants issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities (unless such amendment results from the application of any anti dilution provisions applicable to such securities), or (c) securities in connection with acquisitions, strategic investments, or strategic partnering arrangements, the primary purpose of which is not to raise capital.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Form 6-K" shall have the meaning ascribed to such term in Section 3.1(g).

             "FW" means Feldman Weinstein LLP with offices at 420 Lexington Avenue, Suite 2620, New York, New York 10170-0002, legal counsel to Omicron Master Trust.

            "GAAP" shall have the meaning ascribed to such term in Section 3.1(h) hereof.

            "Liens" shall have the meaning ascribed to such term in Section 3.1(a) hereof.

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            "Losses" means any and all losses, claims, damages, liabilities, settlement costs and expenses, including without limitation costs of preparation and reasonable attorneys' fees.

            "Market Price" shall mean the average of the 5 VWAPs immediately prior to the date in question.

            "Material Adverse Effect" shall have the meaning assigned to such term in Section 3.1(b) hereof.

            "Ordinary Shares" means the ordinary shares of the Company, par value NIS 0.01 per share, and any securities into which such ordinary shares shall hereinafter have been reclassified into.

            "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

            "Principal Market" initially means the Nasdaq National Market and shall also include the New York Stock Exchange, the NASDAQ Small-Cap Market or the American Stock Exchange, whichever is at the time the principal trading exchange or market for the Ordinary Shares, based upon share volume.

             "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

            "Registration Rights Agreement" means the Registration Rights Agreement, dated the date hereof, among the Company and the Purchasers, in the form of Exhibit B attached hereto.

            "Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Purchaser as provided for in the Registration Rights Agreement.

            "Required Approvals" shall have the meaning ascribed to such term in
      Section 3.1(e) hereof.

            "Required Minimum" means, as of any date, the maximum aggregate number of Ordinary Shares then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise or conversion in full of all Warrants and Debentures (including Underlying Shares issuable as payment of interest), ignoring any conversion or exercise limits set forth therein, and assuming that the Set Price is at all times on and after the date of determination 75% of the then Set Price on the Trading Day immediately prior to the date of determination.

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

            "Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

            "SEC Reports" shall have the meaning ascribed to such term in
      Section 3.1(h) hereof.

            "Securities" means the Debentures, the Warrants and the Underlying Shares.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Set Price" shall have the meaning ascribed to such term in the Debentures.

            "Shareholder Approval" means such approval as may be required by applicable law or by the applicable rules and regulations of the Principal Market (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Underlying Shares and Ordinary Shares issuable upon exercise of the Warrants in excess of 19.9% of the Company's issued and outstanding Ordinary Shares on the Closing Date.

            "Subscription Amount" means, as to each Purchaser, the aggregate amount to be paid for Debentures and Warrants purchased hereunder as specified below such Purchaser's name on the signature page of this Agreement and next to the heading "Subscription Amount", in United States Dollars and in immediately available funds.

            "Subsequent Financing" shall have the meaning ascribed to such term in Section 4.13.

            "Subsidiary" means, for purposes of Section 3.1, any subsidiary of the Company as set forth on Schedule 3.1(a) attached hereto, and for all other purposes under the Transaction Documents, any subsidiary of the Company as set forth on Schedule 3.1(a) attached hereto and any future direct or indirect subsidiary of the Company.

            "Trading Day" means any day during which the Principal Market shall be open for business.

            "Transaction Documents" means this Agreement, the Debentures, the Warrants, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

            "Underlying Shares" means the Ordinary Shares issuable upon conversion of the Debentures and upon exercise of the Warrants and issued and issuable in lieu of the cash payment of interest on the Debentures.

            "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on the Principal

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

      Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Ordinary Shares are not then listed or quoted on the Principal Market and if prices for the Ordinary Shares are then quoted on the OTC Bulletin Board, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Ordinary Shares are not then listed or quoted on the OTC Bulletin Board and if prices for the Ordinary Shares are then reported in the "Pink Sheets" published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Ordinary Shares so reported prior to the day in question; or (d) in all other cases, the fair market value of an Ordinary Share as determined by the Company's Board of Directors in good faith.

            "Warrants" means collectively the Ordinary Shares purchase warrants, in the form of Exhibit C delivered to the Purchasers at the Closing in accordance with Section 2.2 hereof, which Warrants shall have a term of exercise equal to 5 years beginning 6 months after the date hereof.

            "Warrant Shares" means the Ordinary Shares issuable upon exercise of the Warrants.


                                   ARTICLE II
                                PURCHASE AND SALE

      2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers agree to purchase in the aggregate, severally and not jointly, $5,000,000 principal amount of the Debentures. Each Purchaser shall deliver to the Company via wire transfer of immediately available funds equal to its Subscription Amount and the Company shall deliver to each Purchaser its respective Debenture and Warrants as determined pursuant to Section 2.2(a)(ii) and the other items set forth in Section 2.2 issuable at the Closing. Upon satisfaction of the conditions set forth in Section 2.2, the Closing shall occur at the offices of FW, or such other location as the parties shall mutually agree.

      2.2   Conditions to Closing.
            ----------------------

            (a) At or prior to the Closing, unless otherwise indicated below, the Company shall deliver or cause to be delivered to each Purchaser the following:

                  (i) a Debenture with a principal amount equal to such
            Purchaser's Subscription Amount, registered in the name of such Purchaser;

                 (ii) a Warrant registered in the name of such Purchaser to purchase up to a number of Ordinary Shares equal to 50% of such Purchaser's Subscription Amount divided by the Set Price on the Closing Date, with an exercise price equal to $6.50, subject to adjustment therein;

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

                  (iii) the legal opinion of Company Counsel, in the form of
            Exhibit D attached hereto, addressed to the Purchasers;

                   (iv) the Registration Rights Agreement duly executed by the
            Company in the form of Exhibit B attached hereto; and

                    (v) this Agreement, duly executed by the Company.

            (b) At or prior to the Closing, each Purchaser shall deliver or cause to be delivered to the Company the following:

                    (i) such Purchaser's Subscription Amount;

                   (ii) this Agreement, duly executed by such Purchaser;

                  (iii) the Registration Rights Agreement duly executed by
            such Purchaser; and

                   (iv) a completed Registration Rights Questionnaire, duly
            executed by such Purchaser, in the form attached hereto as Exhibit
            E.

            (c) All representations and warranties of the other parties contained herein shall remain true and correct as of the Closing Date and all covenants of the other party shall have been performed if due prior to such date.

            (d) From the date hereof to the Closing Date, trading in the Ordinary Shares shall not have been suspended by the Commission (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on the Principal Market.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

      3.1 Representations and Warranties of the Company. Except as set forth under the corresponding section of the disclosure schedules delivered to the Purchasers concurrently herewith (the "Disclosure Schedules") which Disclosure Schedules shall be deemed a part hereof, the Company hereby makes the representations and warranties set forth below to each Purchaser.

            (a) Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any lien, charge or security interest (collectively, "Liens"), and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid and non-assessable.

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

            (b) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted, except with respect to the Subsidiaries where the failure to meet any of these conditions would not reasonably be expected to result in a Material Adverse Effect (as defined below). No proceeding has been instituted by the Registrar of Companies in Israel for the dissolution of the Company and, if applicable, any Subsidiaries. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to, individually or in the aggregate: (i) adversely affect the legality, validity or enforceability of any Transaction Document, (ii) have or result in or be reasonably likely to have or result in a material adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, other than effects resulting from conditions affecting the Company's or its Subsidiaries' markets generally or from general economic conditions or (iii) adversely impair the Company's ability to perform fully on a timely basis its obligations under any of the Transaction Documents (any of (i), (ii) or (iii), a "Material Adverse Effect").

            (c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder or thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company other than Required Approvals and no Company shareholder approval is required under Section 274 of the Israeli Companies Law. Each of the Transaction Documents has been (or upon delivery will be) duly executed by the Company and, when delivered in accordance with the terms hereof, assuming the due authorization, execution and delivery by the other parties thereto, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, by-laws or other organizational or charter documents except where such violation would not reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect.

            (d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of the

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

      Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) subject to obtaining the Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result, in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii) with respect to the Company and each of its Subsidiaries and in the case of clause (i) solely with respect to the Subsidiaries, such as would not reasonably be expected to, individually or in the aggregate, have or result in a Material Adverse Effect.

            (e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filings required under Section 4.7, (ii) the filing with the Commission of the Registration Statement,
      (iii) the notice and/or application(s) to each applicable Principal Market for the issuance and sale of the Debentures and Warrants and the listing of the Underlying Shares for trading thereon in the time and manner required thereby and (iv) the filing of Form D with the Commission and applicable Blue Sky filings (collectively, the "Required Approvals").

            (f) Issuance of the Securities. Other than Israeli stamp tax and withholding tax, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any governmental agency or authority in or of Israel either (A) on or by virtue of the execution or delivery of the Transaction Documents to which the Company is a party, (B) the issuance of the Securities pursuant hereto or (C) on any payment to be made by Company pursuant to the Transaction Documents. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens. The Company has reserved from its duly authorized share capital a number of Ordinary Shares for issuance of the Underlying Shares at least equal to the Required Minimum on the date hereof. The Company has not, and to the knowledge of the Company, no Affiliate of the Company has sold, offered for sale or solicited offers to buy or otherwise negotiated in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Principal Market.

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

            (g) Capitalization. The number of shares and type of all authorized, issued and outstanding share capital of the Company is set forth in the Disclosure Schedules attached hereto. No securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Ordinary Shares, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Ordinary Shares, or securities or rights convertible or exchangeable into Ordinary Shares. The issuance and sale of the Securities will not obligate the Company to issue Ordinary Shares or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding Ordinary Shares of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except for the Required Approvals, no further approval or authorization of any shareholder, the Board of Directors of the Company or others is required for the issuance and sale of the Securities. Except as disclosed in the SEC Reports or a Report of Foreign Issuer on Form 6-K ("Form 6-K"), there are no shareholders agreements, voting agreements or other similar agreements with respect to the Company's share capital to which the Company is a party or, to the knowledge of the Company, between or among any of the Company's shareholders.

            (h) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the greater of the one year preceding the date hereof or the period since and including the filing of the last annual report on Form 20-F (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company has identified and made available to the Purchasers a copy of all SEC Reports filed within the 10 days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted

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

      accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

            (i) Material Changes. Since the date of the latest financial statements included within a Form 6-K submitted to the Commission, except as specifically disclosed in the SEC Reports or Form 6-K submitted to the
      Commission: (i) there has been no event, occurrence or development that has had or, to the knowledge of the Company, that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) immaterial liabilities, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any Ordinary Shares, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company share option or similar plans.

            (j) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") which: (i) has a Material Adverse Effect or (ii) if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. The Company does not have pending before the Commission any request for confidential treatment of information. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

            (k) Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in

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      violation of any order of any court, arbitrator or governmental body, or
      (iii) is or has been in violation of any statute, rule or regulation of any governmental authority or any governmental grant received or expected to be received by the Company or governmental program in which the Company participates, including, but not limited to grants and programs originated or administered by the Office of the Chief Scientist of Israel and the Investment Center of the Israeli Ministry of Industry and Trade, except in each case as would not reasonably be expected to, individually or in the aggregate, have or result in a Material Adverse Effect.

            (l) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

            (m) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not reasonably be expected to, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

            (n) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance, except where such non-compliance would not reasonably be expected to, individually or in the aggregate, have or result in a Material Adverse Effect.

            (o) Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have would reasonably be expected to have a Material Adverse Effect (collectively, the "Intellectual Property Rights"). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

            (p) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

            (q) Transactions With Affiliates and Employees. Except as required to be set forth in the SEC Reports and Forms 6-K, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner and any such transactions have been approved in accordance with the requirements of the Israeli Companies Law, 1999.

            (r) Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company's most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the "Evaluation Date"). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company's internal controls (as such term is defined in Rule 13a-15(e) of the Exchange Act) or, to the Company's knowledge, in other factors that would reasonably be expected to significantly affect the Company's internal controls.

            (s) Solvency/Indebtedness. Based on the financial condition of the Company as of December 31, 2003: (i) the fair value of the Company's assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the

      Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Based on the financial condition of the Company as of the Closing Date, the Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. The SEC Reports set forth as of the dates thereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary required to be set forth in such SEC Reports. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $150,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations, whether or not the same are or should be reflected in the Company's balance sheet or the notes thereto, except guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (c) the present value of any lease payments in excess of $150,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness, where such default would reasonably be expected to result in a Material Adverse Effect.

            (t) Certain Fees. The Company has not retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement and agrees to indemnify and hold harmless the Purchasers, their officers, directors, affiliates, subsidiaries, employees and agents from liability for any compensation to any such intermediary retained by the Company and the fees and expenses of defending against such liability or alleged liability.

            (u) Private Placement. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Sections 3.2(c)-(j), the offer, issuance and sale of the Securities to the Purchasers as contemplated hereby are exempt from the registration requirements of the Securities Act. The issuance and sale of the Securities hereunder do not contravene the rules and regulations of the Principal Market.

            (v) Listing and Maintenance Requirements. The Company's Ordinary Shares are registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from the Principal Market that the Company is not in compliance with the listing or maintenance requirements of the Principal Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

            (w) Registration Rights. The Company has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority or the Tel Aviv Stock Exchange that have not been satisfied.

            (x) Application of Takeover Protections. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Debentures, the Warrants and the Underlying Shares, do not and will not result in the application or triggering of any control share acquisition, business combination, poison bill (including any distribution under a rights agreement) or other similar anti-takeover provision pursuant to Israeli law or the Company's Memorandum of Association or Articles of Association.

            (y) Seniority. As of the Closing Date, no indebtedness of the Company is senior to the Debentures in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

            (z) Disclosure. The Company confirms that neither it nor, the to the best of the Company's knowledge and belief (without any independent investigation on the part of the Company), any other Person acting on the Company's behalf, has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, nonpublic information with respect to the Company. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            (aa) Tax Status. The Company and each of its Subsidiaries has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the

      Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. Except for the customary review of corporate tax returns (of entities doing business outside of the United States) by local taxing authorities, none of the Company's tax returns is presently being audited by any taxing authority.

            (bb) Acknowledgment Regarding Purchasers' Purchase of Securities. The Company acknowledges and agrees that the Purchasers are acting solely in the capacity of arm's length purchasers with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any statement made by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Purchasers' purchase of the Securities. The Company further represents to each Purchaser that the Company's decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives.

            (cc) No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor, to the knowledge of the Company, any of its directors or officers (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to the sale of the Debentures or the Warrants, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Debentures, the Underlying Shares or the Warrants under the Securities Act or made any "directed selling efforts" as defined in Rule 902 of Regulation S.

            (dd) [RESERVED].

            (ee) Form F-3 Eligibility. The Company is eligible to register the resale of the Underlying Shares for resale by the Purchasers on Form F-3 promulgated under the Securities Act. The Company qualifies as a "foreign private issuer" as such term is defined in the Exchange Act.

            (ff) No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or which would reasonably be expected to violate any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market.

            (ff) Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

      3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants to the Company as follows:

            (a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, limited liability company, trust or partnership power and authority, as appropriate, to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The purchase by such Purchaser of the Securities hereunder has been duly authorized by all necessary action on the part of such Purchaser. Each of this Agreement and the Registration Rights Agreement has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof and thereof, will constitute a valid and legally binding obligation of such Purchaser, enforceable against it in accordance with their terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

            (b) Approvals and Consents. No action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau, or instrumentality is necessary or required as to such Purchaser in order to constitute this Agreement as a valid, binding and enforceable obligation of such Purchaser in accordance with its terms.

            (c) Investment Intent. Such Purchaser is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Purchaser's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold Securities for any period of time or limit such Purchaser's right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

            (d) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises any Warrants or converts any Debentures it will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act. Such Purchaser has not been formed solely for the purpose of acquiring the Securities. Such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

            (e) Experience of such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

            (f) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement

            (g) Available Information. Such Purchaser (i) has been furnished with any and all documents that may have been made available by the Company upon request of the Purchaser for a reasonable time prior to the date hereof including, but not limited to, the Company's most recent SEC Reports; (ii) has been provided an opportunity for a reasonable time prior to the date hereof to obtain additional information concerning the purchase of the Debentures and the Warrants (the "Offering"), the Company and all other information to the extent the Company possesses such information or can acquire it without unreasonable effort or expense;
      (iii) has been given the opportunity for a reasonable time prior to the date hereof to ask questions of, and receive answers from, the Company or its representatives concerning the terms and conditions of the Offering and other matters pertaining to an investment in the Securities, or that which was otherwise provided in order for them to evaluate the merits and risks of a purchase of the Securities to the extent the Company possesses such information or can acquire it without unreasonable effort or expense;
      (iv) has not been furnished with any oral representation or oral information in connection with the Offering; and (v) has determined that the Securities are a suitable investment for such Purchaser.

            (h) Purchaser Information. Any information that such Purchaser has previously furnished in writing, or is now furnishing to the Company in writing with respect to such Purchaser's financial position and business experience is correct and complete as of the date of this Agreement and, if there should be any material change in such information, such Purchaser will immediately furnish revised or corrected information to the Company.

            (i) Finders. Such Purchaser has not retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement and agrees to indemnify and hold harmless the Company, its officers, directors, affiliates, subsidiaries, employees and agents from liability for any compensation to any such intermediary retained by such Purchaser and the fees and expenses of defending against such liability or alleged liability.

            (j) Open Short Position. From February 13, 2004 until such time as the transactions contemplated hereunder are publicly announced pursuant to
      Section 4.7 or otherwise, each Purchaser, for itself only, represents and warrants that neither it, nor any person or entity acting at the direction of such Purchaser, holds, or has held at any time during such period, an open short position in the Company's Ordinary Shares.

            (k) Beneficial Ownership. Such Purchaser does not, directly or indirectly, beneficially own any Ordinary Shares or such other securities that are or may become convertible into Ordinary Shares.


                                   ARTICLE IV
                         OTHER AGREEMENTS OF THE PARTIES

      4.1   Transfer Restrictions.
            ----------------------

            (a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement, Rule 144 or to the Company or an Affiliate of the Purchaser, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer other than pursuant to an effective registration statement or Rule 144, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

            (b) Each Purchaser agrees to the imprinting, so long as is required by this Section 4.1(b), of the following legend on any certificate evidencing Securities:

      [NEITHER] THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [EXERCISABLE] [CONVERTIBLE]] HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO,

      THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR REASONABLY ACCEPTABLE TO THE COMPANY TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

            The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement or grant a security interest in some or all of the Securities to a financial institution that is an "accredited investor" as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser's expense, if a Purchaser pledges some or all of its Securities pursuant to this paragraph, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of "Selling Shareholders" thereunder.

            (c) Certificates evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Underlying Shares pursuant to Rule 144, or (iii) if such Underlying Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission); provided, however, in connection with the issuance of the Underlying Shares, each Purchaser, severally and not jointly with the other Purchasers, hereby agrees to adhere to and abide by all prospectus delivery requirements under the Securities Act and rules and regulations of the Commission. The Company shall cause its counsel to issue a legal opinion to the Company's transfer agent promptly after the Effective Date if required by the Company's transfer agent to effect the removal of the legend hereunder. If all or any portion of a Debenture or Warrant is converted or exercised (as applicable) at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144(k) or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations thereof) then such Underlying Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than five Trading Days following the delivery by a Purchaser to the Company or the

      Company's transfer agent of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend (such fifth Trading Day, the "Legend Removal Date"), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

            (d) In addition to such Purchaser's other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $10,000 of Underlying Shares (based on the VWAP of the Ordinary Shares on the date such Securities are submitted to the Company's transfer agent) delivered for removal of the restrictive legend and subject to this Section 4.1(c), $50 per Trading Day (increasing to $100 per Trading Day 3 Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend. Notwithstanding anything hereunder to the contrary, for any periods during which partial liquidated damages are accruing under both this Section 4.1(d) and Section 4(b)(ii) of the Debenture, the holder of the Debenture shall only have the right to recover partial liquidated damages, at the option of such holder, under one such provision. Nothing herein shall limit such Purchaser's right to pursue actual damages for the Company's failure to deliver certificates representing any Securities as required by the Transaction Documents, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

            (e) Notwithstanding anything to the contrary contained herein, each Purchaser, severally and not jointly with the other Purchasers, covenants with the Company that such Purchaser's trading and distribution activities with respect to the Securities will be in compliance with Regulation M promulgated under the Securities Act. Additionally, each Purchaser understands and acknowledges, severally and not jointly with the other Purchasers, that the SEC currently takes the position that coverage of short sales of Ordinary Shares "against the box" prior to the Effective Date of the Registration Statement with such Ordinary Shares included for registration thereon is a violation of Section 5 of the Securities Act, as set forth in Item 65, Section 5 under Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance. Accordingly, each Purchaser, severally and not jointly with the other Purchasers, hereby agrees not to use any of the Underlying Shares to cover any short sales made prior to the Effective Date. Each Purchaser, severally and not jointly with the other Purchasers, agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company's reliance that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

      4.2 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding Ordinary Shares, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are, subject to the terms and conditions of the Transaction Documents, unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

      4.3 Furnishing of Information. As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

      4.4 Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of the Principal Market.

      4.5   Reservation and Listing of Securities.
            -------------------------------------

            (a) The Company shall maintain a reserve from its duly authorized Ordinary Shares for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.

            (b) If, on any date, the number of authorized but unissued (and otherwise unreserved) Ordinary Shares are less than the Required Minimum on such date, then the Board of Directors of the Company shall take all actions necessary to convene a general meeting of shareholders to approve an increase of the number of authorized but unissued Ordinary Shares to at least the Required Minimum at such time, as soon as possible and in any event not later than the 75th day after such date.

            (c) The Company shall, if applicable: (i) in the time and manner required by the Principal Market, prepare and file with such Principal Market an additional shares listing application covering a number of Ordinary Shares at least equal to the Required Minimum on the date of such application (the "Listing Application"), (ii) take all steps necessary to cause such number of Ordinary Shares to be approved for listing on the Principal Market as soon as possible thereafter, (iii) provide to the Purchasers with evidence of the Company having filed the Listing Application, and (iv) maintain the listing of such number of Ordinary Shares on any date at least equal to the Required

      Minimum on such date on the Principal Market. In addition, the Company shall hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) at the earliest practical date after the date the number of Ordinary Shares issuable pursuant to this Agreement is reasonably expected to exceed 19.99% of the issued and outstanding Ordinary Shares on the Closing Date for the purpose of obtaining Shareholder Approval, with the recommendation of the Company's Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement.

      4.6 Conversion and Exercise Procedures. The form of Notice of Exercise included in the Warrants and the form of Notice of Conversion included in the Debentures set forth the totality of the procedures required of the Purchasers in order to exercise the Warrants or convert the Debentures. No additional legal opinion or other information or instructions shall be required of the Purchasers to exercise their Warrants or convert their Debentures. The Company shall honor exercises of the Warrants and conversions of the Debentures and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

      4.7 Securities Laws Disclosure; Publicity. The Company shall, by 8:30 a.m. Eastern time on the Trading Day following the date of this Agreement, issue a press release or submit a Form 6-K reasonably acceptable to the holders of a majority, in value, of the then outstanding Securities disclosing all material terms of the transactions contemplated hereby. The Company and the Purchasers shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby and neither the Company nor any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, other than in any registration statement filed pursuant to the Registration Rights Agreement and filings related thereto, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Principal Market, without the prior written consent of such Purchaser, except to the extent such disclosure is required by law or Principal Market regulations, in which case the Company shall provide each Purchaser with prior notice of such disclosure.

      4.8 Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

      4.9 Use of Proceeds. Except as set forth on Schedule 4.9, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and not for the satisfaction of any portion of the Company's debt (other than payment of trade payables, capital lease obligations and accrued expenses in the ordinary course of the Company's business and prior practices), to redeem any Company equity or equity-equivalent securities or to settle any outstanding litigation.

      4.10  [RESERVED]
            ----------

      4.11 Indemnification. The Company will indemnify and hold the Purchasers and their directors, officers, shareholders, partners, employees and agents (each, a "Purchaser Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to: (a) any misrepresentation, breach or inaccuracy, or any allegation by a third party that, if true, would constitute a breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents; or (b) absent the gross negligence or willful misconduct on the part of any Purchaser, any cause of action, suit or claim brought or made against such Purchaser Party and arising solely out of or solely resulting from the execution, delivery, performance or enforcement of this Agreement or any of the other Transaction Documents and without causation by any other activity, obligation, condition or liability pertaining to such Purchaser. The Company will reimburse such Purchaser for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

      4.12 Shareholders Rights Plan. In the event that a shareholders rights plan is adopted by the Company, no claim will be made or enforced by the Company or any other Person that any Purchaser is an "Acquiring Person" under the plan or in any way would reasonably be expected to be deemed to trigger the provisions of such plan solely by virtue of receiving Securities under the Transaction Documents.

      4.13 Participation in Future Financing. From the date hereof until 12 months after the Effective Date, upon any financing by the Company or any of its Subsidiaries through the issuance of Capital Shares or Capital Shares Equivalents (a "Subsequent Financing"), the Purchasers shall have the right to participate, in the aggregate, in up to 25% of such Subsequent Financing. At least 10 Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Purchaser a written notice of its intention to effect a Subsequent Financing ("Pre-Notice"), which Pre-Notice shall ask such Purchaser if it wants to review the details of such financing (such additional notice, a "Subsequent Financing Notice"). Upon the request of a Purchaser, and only upon a request by such Purchaser within 3 Trading Days of receipt of a Pre-Notice, for a Subsequent Financing Notice, the Company shall promptly, but no later than 3 Trading Days after such request, deliver a Subsequent Financing Notice to such Purchaser. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder, the Person with whom such Subsequent Financing is proposed to be effected, and attached to which shall be a term sheet or similar document relating thereto. If by 6:30 p.m. (New York City time) on the 10th Trading Day after all of the Purchasers have received the Pre-Notice, notifications of the Purchasers of their willingness to participate in the Subsequent Financing (or to cause their designees to provide) is, in the aggregate, less than 25% of the total amount of the Subsequent Financing, then the Company may effect the remaining portion of such Subsequent Financing on the terms and to the Persons set forth in the Subsequent Financing Notice. If the Company receives no notice from a Purchaser as of such 10th Trading Day, such Purchaser shall be deemed to have notified the Company that it does not elect to participate. The Company must provide the Purchasers with a second Subsequent Financing Notice, and the Purchasers will again have the right of participation set forth above in this Section 4.13, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason substantially on terms no more favorable to the Purchasers than those set forth in such Subsequent Financing Notice within 60 Trading Days after the date of the initial Subsequent Financing Notice. In the event the Company receives responses to Subsequent Financing Notices from Purchasers seeking to purchase more than 25% of the aggregate amount of the Subsequent Financing, each such Purchaser shall have the right to purchase its Pro Rata Portion (as defined below) of 25% of the Subsequent Financing. "Pro Rata Portion" is the ratio of (x) the Subscription Amount of a participating Purchaser and (y) the sum of the aggregate Subscription Amount of all participating Purchasers. Notwithstanding the foregoing, this Section 4.13 shall not apply in respect of an Exempt Issuance or an issuance, or series of issuances, for up to, in the aggregate, 300,000 Ordinary Shares, which sales are made pursuant to Regulation S under the Securities Act.

      4.14 Prohibition on Subsequent Financings. From the date hereof until 90 days after the Effective Date, other than as contemplated by this Agreement, neither the Company nor any Subsidiary shall issue or sell any Capital Shares or Capital Shares Equivalents other than Exempt Issuances. Notwithstanding anything herein to the contrary, the 90 day period set forth in this Section 4.14 shall be extended for the number of Trading Days during such period in which (y) trading in the Ordinary Shares is suspended by any Principal Market, or (z) following the Effective Date, the Registration Statement is not effective or the prospectus included in the Registration Statement may not be used by the Purchasers for the resale of the Underlying Shares. Notwithstanding anything to the contrary herein, this Section 4.14 shall not apply in respect to any Exempt Issuances or an issuance, or series of issuances, for up to, in the aggregate, 300,000 Ordinary Shares, which sales are made pursuant to Regulation S under the Securities Act. In additional to the limitations set forth herein, from the date hereof until such time as no more than 20% of the principal amount of the Debentures issued on the date hereof remains outstanding, the Company shall be prohibited from effecting or enter into an agreement to effect any Subsequent Financing involving a "Variable Rate Transaction (as defined below). The term "Variable Rate Transaction" shall mean a transaction in which the Company issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Ordinary Shares either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Ordinary Shares at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Ordinary Shares. In addition, unless Shareholder Approval has been obtained and deemed effective, the Company shall not make any issuance whatsoever of Capital Shares or Capital

Shares Equivalents which would cause any adjustment of the Set Price to the extent the holders of Debentures would not be permitted, pursuant to Section 4(a)(ii)(B) of the Debenture, to convert their respective outstanding Debentures and exercise their respective Warrants in full, ignoring for such purposes any conversion or exercise limitations therein.

      4.15 Equal Treatment of Purchasers. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. Further, the Company shall not make any payment of principal or interest on the Debentures in amounts which are disproportionate to the respective principal amounts outstanding on the Debentures at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended to treat for the Company the Debenture holders as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

      4.16  Additional Investment.

            (a) Purchaser Right. From the date hereof until 180 days after the Effective Date, and provided that the VWAP on the date of such Purchaser's exercise equals or exceeds the Market Price on the date hereof, each Purchaser may, on one occasion, in its sole determination and severally and not jointly with the other Purchasers, in the ratio of such Purchaser's Subscription Amount on the Closing Date to the aggregate Subscription Amounts of all of the Purchasers, purchase additional debentures and warrants for an aggregate purchase price of up to $3,000,000 for all Purchasers in the aggregate by delivery of a written notice of such election to the Company. Any additional investment will be on terms and prices identical to those set forth in the Transaction Documents, mutatis mutandis, except that (i) (A) the Set Price for any debentures issued under this additional investment shall be equal to $5.70, (B) the exercise price of the warrants shall be $6.50, provided that the set price and exercise price set forth above shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Ordinary Shares that occur after the date of this Agreement, (ii) the Filing Date shall be the earlier of (A) 45 days after all Purchasers have exercised their right to purchase additional debentures and warrants hereunder and (B) the later of
      (1) the Company's fiscal quarter end and (2) the 45th day following the date such a subsequent financing occurs with a Purchaser, (iii) the Effectiveness Date shall be 60 days after the Filing Date (90 days in the event of a review by the Commission) and (iv) this Section 4.16, along with Sections 4.13, 4.14, 4.17, 5.1 and Section 5.2 (with respect to payments to Omicron only), shall not be included in the securities purchase agreement. In order to effectuate a purchase and sale of the additional debentures and warrants, the Company and the Purchasers shall enter into the following agreements: (x) a securities purchase agreement identical to this Agreement, mutatis mutandis, except as set forth above, and shall include updated disclosure schedules and (y) a registration rights agreement identical to the Registration Rights Agreement, mutatis mutandis, except as set forth above, and shall include updated disclosure schedules. Any such additional investment shall close within 10 Trading Days of notice to the Company by a Purchaser that such Purchaser elects to exercise its rights hereunder. The parties hereby agree and acknowledge that the rights granted hereunder to a Purchaser are independent and separate of the rights granted to any other Purchaser and a Purchaser's election to exercise its right to an additional investment hereunder does not obligate any other Purchaser to also elect at such time nor does it waive any Purchaser's right to elect to exercise at a later date.

            (b) Company Right. From the Effective Date until 180 days after the Effective Date ("Company Exercise Period"), if each VWAP during any 10 consecutive Trading Days during the Company Exercise Period exceeds $12.825, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions in the Ordinary Shares that occur after the date of this Agreement, the Company may, in its sole determination and by notice within 2 Trading Days of the end of any such 10 consecutive Trading Day period, on one occasion, require the Purchasers to purchase, in the ratio of such Purchaser's Subscription Amount on the Closing Date to the aggregate Subscription Amounts of all Purchasers on the Closing Date, additional Debentures and Warrants for an aggregate purchase price among all Purchasers of up to $3,000,000. Any additional investment will be on terms and prices identical to those set forth in the Transaction Documents, mutatis mutandis, except (i) (A) the Set Price for any Debentures issued under this additional investment shall be equal to $5.70 and (B) the exercise price of the warrants shall be $6.50; provided that the set price and exercise price set forth above shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Ordinary Shares that occur after the date of this Agreement and (ii) this Section 4.16, along with Sections 4.13, 4.14, 4.17, 5.1 and Section 5.2 (with respect to payments to Omicron only), shall not be included in the securities purchase agreement. In order to effectuate a purchase and sale of the additional debentures and warrants, the Company and the Purchasers shall enter into the following agreements:
      (x) a securities purchase agreement identical to this Agreement, mutatis mutandis, except as set forth above, and shall include updated disclosure schedules and (y) a registration rights agreement identical to the Registration Rights Agreement, mutatis mutandis, except as set forth above, and shall include updated disclosure schedules. Any such additional investment shall close within 10 Trading Days of notice to the Purchasers by the Company that the Company elects to exercise its rights hereunder. The Company's right hereunder shall be applied ratably to all Purchasers as set forth above. The Purchasers shall not be obligated to purchase such securities, notwithstanding this right, if a Material Adverse Effect has occurred during the period from the Closing Date to the date of such exercise or if from the commencement of the applicable 10 consecutive Trading Day period until the additional investment is closed the Equity Conditions (as defined in the Debentures) are satisfied.

            (c) Notwithstanding anything herein to the contrary, in the event a Purchaser exercises its right to purchase additional debentures and warrants pursuant to Section 4.16(a), the Company's right to cause such Purchaser to purchase additional debentures and warrants pursuant to
      Section 4.16(b) shall be in addition to such amount. Notwithstanding anything herein to the contrary, in the event the Company exercises its right to sell additional debentures and warrants to the Purchasers pursuant to Section 4.16(b), each Purchaser's right to purchase additional debentures and warrants pursuant to Section 4.16(a) shall be in addition to such amount.

      4.17 Restriction on Increases in Existing Debt. Excluding for such purposes the debt incurred pursuant to this Agreement and for as long as at least 20% of the principal amount of the Debentures issued on the date hereof remains outstanding, the Company shall not increase its aggregate outstanding Net Short-Term Debt beyond $5,000,000. "Net Short Term Debt" is the result of the negative of the sum of cash, cash equivalents and marketable securities less the total amount of outstanding short term loans. The figure shall be calculated on a consolidated basis in the same manner as in the quarterly financial statement of the Company and in accordance with GAAP.

      4.18. Maximum Issuance of Ordinary Shares Pursuant to Weighted Average Anti-Dilution Provision. After the 6th month anniversary of the Effective Date (if the Registration Statement is unavailable for use by the Purchaser during such period, such period shall be extended for such number of unavailable days), the Set Price of the Debentures and the debentures issued pursuant to Section
4.16 shall not be reduced by virtue of the weighted average anti-dilution provision in Section 4(c)(iii)(B) of such debentures and the Exercise Price (as defined in the first paragraph of the Warrant and the warrants issued pursuant to Section 4.16) of the Warrants and the warrants issued pursuant to Section
4.16 shall not be reduced by virtue of the weighted average anti-dilution provision in Section 11(b)(i)(b) of such warrants to the extent that the aggregate Effective Issuance (as defined below) resulting from a Dilutive Issuance (as defined in Section 11(b)(i) of the Warrant and Section 4(c)(iii) of the Debenture) pursuant to such provisions exceeds 250,000 Ordinary Shares, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Ordinary Shares that occur after the date of this Agreement. "Effective Issuance" shall mean, with respect to the Debentures and debentures issued pursuant to Section 4.16, the number of additional shares of Common Stock issuable upon conversion of such debentures as a result of the adjustments to the set prices pursuant to Section 4(c)(iii)(B) of such debentures as a result of a Dilutive Issuance and, with respect to the Warrants and warrants issued pursuant to Section 4.16, shall mean the result of dividing (a) the product of (i) the difference between the Exercise Price in the aggregate for the exercise of all such warrants outstanding immediately prior to the applicable Dilutive Issuance and (ii) the adjusted Exercise Price in the aggregate for the exercise of all such warrants outstanding immediately after giving effect to the Dilutive Issuance by (b) $_____1, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Ordinary Shares that occur after the date of this Agreement. Any limitations on adjustments that occur as a result of this provision shall be applied ratably to all Purchasers based on the number of shares of Common Stock underlying the Debenture, Warrants and debentures and warrants issued pursuant to Section 4.16 then held by such Purchasers. The Company shall notify the Purchasers promptly after any dilutive issuance that is subject to this Section 4.18, including a summary of all Purchasers' pro-rata allocations.

                                    ARTICLE V
                                  MISCELLANEOUS

      5.1 Termination. Purchasers committed to purchase 51% of the aggregate principal amount of Debentures may terminate this Agreement by written notice to the other parties if the Closing has not been consummated on or before March ___, 2004; provided that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

      5.2 Fees and Expenses. At the Closing, the Company has agreed to reimburse Omicron Master Trust ("Omicron") up to $45,000 ($20,000 of which has been advanced to Omicron prior to the Closing Date) for its actual, reasonable, out-of-pocket legal fees and expenses. Accordingly, in lieu of the foregoing payments, on the Closing Date, Omicron will reduce its Subscription Amount by $25,000. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

      5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

      5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day and an electronic confirmation of delivery is received by the sender, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) three Trading Days following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications are those set forth on the signature pages hereof, or such other address as may be designated in writing hereafter, in the same manner, by such Person.

      5.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Purchasers holding at least 51% in value of the Securities issued hereunder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

      5.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

      5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. Any Purchaser may assign its rights under this Agreement and the Registration Rights Agreement to any Person to whom such Purchaser assigns or transfers any Securities.

      5.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.11.

      5.9 Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

      5.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery, exercise and/or conversion of the Securities, as applicable for the applicable statue of limitations.

      5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) such document with the same force and effect as if such facsimile signature page were an original thereof.

      5.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

      5.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may, in lieu of the receipt of applicable liquidated damages, rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, in the case of a rescission of a conversion of a Debenture or exercise of a Warrant, the Purchaser shall be required to return any Ordinary Shares subject to any such rescinded conversion or exercise notice.

      5.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.

      5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

      5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

      5.17 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser's election.

      5.18 Independent Nature of Purchasers' Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. For reasons of administrative convenience only, Purchasers and their respective counsel have chosen to communicate with the Company through FW. FW does not represent all of the Purchasers but only Omicron. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

      5.19 Liquidated Damages. Absent a Purchaser's exercise of its rescission rights under the Debentures or Warrants, the Company's obligations to pay any liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such liquidated damages or other amounts are due and payable shall have been canceled.

                            (Signature Pages Follow)

      IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.


BLUEPHOENIX SOLUTIONS LTD.                        Address for Notice:
                                                  -------------------


By: /s/Arie Kilman                                8 Maskit Street
    ------------------
     Name: Arie Kilman                            Herzlia, Israel
     Title: CEO                                   46120
                                                  Attention: Iris Yahal and
                                                  Yael Peretz
With a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York 10022
Attention: Ernest S. Wechsler, Esq.




                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                    SIGNATURE PAGE FOR PURCHASER FOLLOWS]

        [PURCHASER SIGNATURE PAGES TO BPHX SECURITIES PURCHASE AGREEMENT]

      IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.


Name of Investing Entity: Omicron Master Trust
Signature of Authorized Signatory of Investing Entity: /s/ Bruce Bernstein Name of Authorized Signatory: Bruce Bernstein
Title of Authorized Signatory: Manager Partner
Email Address of Authorized Entity:________________________________________

Address for Notice of Investing Entity:




Address for Delivery of Securities for Investing Entity (if not same as above):





Subscription Amount: $2,750,000
Shares:
Warrant Shares:
EIN Number:  [PROVIDE THIS UNDER SEPARATE COVER]

                           [SIGNATURE PAGES CONTINUE]

        [PURCHASER SIGNATURE PAGES TO BPHX SECURITIES PURCHASE AGREEMENT]

      IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.


Name of Investing Entity: Smithfield Fiduciary LLC
Signature of Authorized Signatory of Investing Entity: /s/ Scott M. Wallace Name of Authorized Signatory: Scott M. Wallace
Title of Authorized Signatory: Authorized Signatory
Email Address of Authorized Entity:_________________________________________

Address for Notice of Investing Entity:




Address for Delivery of Securities for Investing Entity (if not same as above):





Subscription Amount: $1,000,000
Shares:
Warrant Shares:
EIN Number:  [PROVIDE THIS UNDER SEPARATE COVER]

                           [SIGNATURE PAGES CONTINUE]

        [PURCHASER SIGNATURE PAGES TO BPHX SECURITIES PURCHASE AGREEMENT]

      IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.


Name of Investing Entity: Cranshire Capital L.P.
Signature of Authorized Signatory of Investing Entity: /s/ Keith Goodman Name of Authorized Signatory: Keith Goodman
Title of Authorized Signatory: CFO of  the General Partner
Email Address of Authorized Entity:_______________________________________

Address for Notice of Investing Entity:




Address for Delivery of Securities for Investing Entity (if not same as above):





Subscription Amount: $500,000
Shares:
Warrant Shares:
EIN Number:  [PROVIDE THIS UNDER SEPARATE COVER]

                           [SIGNATURE PAGES CONTINUE]

        [PURCHASER SIGNATURE PAGES TO BPHX SECURITIES PURCHASE AGREEMENT]

      IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.


Name of Investing Entity: Iroquois Capital L.P.
                          ---------------------
Signature of Authorized Signatory of Investing Entity: /s/ Joshua Silvan Name of Authorized Signatory: Joshua Silvan
Title of Authorized Signatory:
Email Address of Authorized Entity:_____________________________________

Address for Notice of Investing Entity:




Address for Delivery of Securities for Investing Entity (if not same as above):





Subscription Amount: $750,000
Shares:
Warrant Shares:
EIN Number:  [PROVIDE THIS UNDER SEPARATE COVER]

                           [SIGNATURE PAGES CONTINUE]